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                                                                EXHIBIT 99.(B)10

                              SULLIVAN & CROMWELL
                               125 Broad Street
                           New York, New York 10004


Seligman Common Stock Fund, Inc.
One Bankers Trust Plaza
New York, New York 10006

Dear Sirs:

        You have requested our opinion in connection with Post-Effective Amendment No. 58 to your Registration Statement on Form N-1A (File No. 2-10835) which you expect to file under the Securities Act of 1933 with respect to shares of your capital stock, $.50 par value.

        As your counsel, we are familiar with your organization and corporate status and the legality of your capital stock. We are also familiar with the Distributing Agreement between you and J. & W. Seligman & Co. Marketing, Inc.

        We advise you that, in our opinion, shares of the capital stock of Seligman Common Stock Fund, Inc., when issued for at least the par value thereof in accordance with such Distributing Agreement and as authorized by the Board of Directors, will be legally and validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                Very truly yours,



                                                Sullivan & Cromwell